Exhibit 99.1

ITEM 6.    SELECTED FINANCIAL DATA

We derived the selected consolidated income statement data for the years ended December 31, 2005, 2004 and 2003 and the selected consolidated balance sheet data as of December 31, 2005 and 2004 from our Consolidated Financial Statements included elsewhere herein. We derived the selected consolidated income statement data for the years ended December 31, 2002 and 2001 and the selected consolidated balance sheet data as of December 31, 2003, 2002 and 2001 from consolidated financial statements not included herein.

The 2005 income tax provision includes a benefit of $720 million from reduction of tax liabilities in connection with the Internal Revenue Service examination of our tax returns for the years 1997 through 2001.

On April 1, 2004, we acquired the retirement business of CIGNA Corporation. Results for 2004 include results of that business from the date of acquisition.

On July 1, 2003, we completed an agreement with Wachovia Corporation, or Wachovia, to combine each company’s respective retail securities brokerage and clearing operations forming a joint venture, Wachovia Securities. We have a 38% ownership interest in the joint venture, while Wachovia owns the remaining 62%. The transaction included our securities brokerage operations but did not include our equity sales, trading and research operations. As part of the transaction we retained certain assets and liabilities related to the contributed businesses, including liabilities for certain litigation and regulatory matters. We account for our 38% ownership of the joint venture under the equity method of accounting; periods prior to July 1, 2003, continue to reflect the results of our previously wholly owned securities brokerage operations on a fully consolidated basis. Accordingly, operating results for 2005 and 2004 reflect earnings from the joint venture on the equity basis. Results for 2003 reflect our securities brokerage operations on a consolidated basis for the first six months of 2003 and earnings from the joint venture on the equity basis for the remaining six month period. Results for 2002 and prior years reflect our securities brokerage operations on a fully consolidated basis.

On May 1, 2003, we acquired Skandia U.S. Inc., which included American Skandia, Inc. Results presented below include results of American Skandia from the date of acquisition.

In April 2001, we acquired Gibraltar Life, which has adopted a November 30 fiscal year end. Consolidated balance sheet data as of December 31, 2005, 2004, 2003, 2002 and 2001 includes Gibraltar Life assets and liabilities as of November 30 and fully consolidated income statement data for 2001 includes Gibraltar Life results from April 2, 2001, the date of its reorganization, through November 30, 2001. Consolidated income statement data for 2005, 2004, 2003 and 2002 includes Gibraltar Life results for the twelve months ended November 30, 2005, 2004, 2003 and 2002, respectively.

We have made several dispositions that materially affect the comparability of the data presented below. In the fourth quarter of 2003, we completed the sale of our property and casualty insurance companies that operated nationally in 48 states outside of New Jersey, and the District of Columbia, to Liberty Mutual Group, as well as our New Jersey property and casualty insurance companies to Palisades Group. Results for 2003 include a pre-tax loss of $491 million related to the disposition of these businesses. In the fourth quarter of 2000, we terminated the capital markets activities of Prudential Securities. This business had a pre-tax loss of $22 million in 2004, pre-tax income of $287 million in 2003, including the gain from a $332 million settlement of an arbitration award, a pre-tax loss of $36 million in 2002 and a pre-tax loss of $159 million in 2001. We incurred losses of $81 million in 2003 and $79 million in 2002 under a stop-loss agreement we entered into at the time of sale. Gibraltar Casualty had no impact on results in 2001.

On December 18, 2001, Prudential Insurance converted from a mutual life insurance company owned by its policyholders to a stock life insurance company and became an indirect, wholly owned subsidiary of Prudential Financial. “Demutualization costs and expenses” amounted to $588 million in 2001. “Demutualization costs and expenses” in 2001 include $340 million of demutualization consideration paid to former Canadian branch policyholders.

This selected consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements included elsewhere herein.

	Year Ended December 31,
	2005	2004	2003	2002	2001
	(in millions, except per share and ratio information)
Income Statement Data:
Revenues:
Premiums	$13,680	$12,455	$13,109	$12,856	$11,709
Policy charges and fee income	2,555	2,372	2,012	1,815	2,062
Net investment income	10,544	9,411	8,651	8,782	9,040
Realized investment gains (losses), net	1,372	778	375	(1,290)	(607)
Asset management fees and other income	3,562	3,072	3,489	3,857	4,161

Total revenues	31,713	28,088	27,636	26,020	26,365

Benefits and expenses:
Policyholders’ benefits	13,836	12,827	13,281	13,192	12,272
Interest credited to policyholders’ account balances	2,699	2,359	1,857	1,869	1,826
Dividends to policyholders	2,850	2,481	2,599	2,641	2,718
General and administrative expenses	7,826	7,064	7,443	8,229	9,105
Loss on disposition of property and casualty insurance operations	—	—	491	—	—
Demutualization costs and expenses	—	—	—	—	588

Total benefits and expenses	27,211	24,731	25,671	25,931	26,509

Income (loss) from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change	4,502	3,357	1,965	89	(144)
Income tax expense (benefit)	880	955	653	(184)	(29)

Income (loss) from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change(4)	3,622	2,402	1,312	273	(115)
Loss from discontinued operations, net of taxes	(82)	(88)	(48)	(79)	(39)
Extraordinary gain on acquisition, net of taxes	—	21	—	—	—
Cumulative effect of accounting change, net of taxes	—	(79)	—	—	—

Net income (loss)	$3,540	$2,256	$1,264	$194	$(154)

Basic income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change per share—Common Stock(1)	$6.61	$3.66	$2.08	$1.39	$0.07

Diluted income from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change per share—Common Stock(1)	$6.49	$3.58	$2.07	$1.39	$0.07

Basic net income per share—Common Stock(1)	$6.45	$3.38	$1.99	$1.25	$0.07

Diluted net income per share—Common Stock(1)	$6.34	$3.31	$1.98	$1.25	$0.07

Basic and diluted net income (loss) per share—Class B Stock(1)	$119.50	$249.00	$89.50	$(264.00)	$1.50

Dividends declared per share—Common Stock	$0.78	$0.625	$0.50	$0.40

Dividends declared per share—Class B Stock	$9.625	$9.625	$9.625	$9.625

Ratio of earnings to fixed charges(2)	2.19	2.11	1.79	1.05

	As of December 31,
	2005	2004	2003	2002	2001
	(in millions)
Balance Sheet Data:
Total investments excluding policy loans	$213,031	$209,383	$174,042	$174,895	$158,618
Separate account assets	157,561	115,568	106,680	70,555	77,158
Total assets	417,776	400,828	321,274	292,616	292,901
Future policy benefits and policyholders’ account balances	177,531	179,337	146,223	140,168	133,732
Separate account liabilities	157,561	115,568	106,680	70,555	77,158
Short-term debt	11,114	4,044	4,739	3,469	5,405
Long-term debt	8,270	7,627	5,610	4,757	5,304
Total liabilities	395,013	378,484	299,982	270,596	271,758
Guaranteed beneficial interest in Trust holding solely debentures of Parent(3)	—	—	—	690	690
Stockholders’ equity	22,763	22,344	21,292	21,330	20,453

(1)	Earnings per share data for 2001 reflects earnings for the period from December 18, 2001, the date of demutualization, through December 31, 2001 only.
(2)	For purposes of this computation, earnings are defined as income from continuing operations before income taxes, extraordinary gain on acquisition and cumulative effect of accounting change excluding undistributed income from equity method investments, fixed charges and interest capitalized. Fixed charges are the sum of gross interest expense, interest credited to policyholders’ account balances and an estimated interest component of rent expense. Due to the Company’s loss in 2001, the ratio coverage was less than 1:1 and is therefore not presented. Additional earnings of $179 million would have been required in 2001 to achieve a ratio of 1:1.
(3)	Effective December 31, 2003, the Company adopted the revised guidance under FIN No. 46. As a result, the Trust was deconsolidated and the Prudential Financial debentures are reported as “Long-term debt.”
(4)	The SEC and other regulators are examining the Company’s reinsurance arrangements and the SEC’s examination is focused on certain reinsurance contracts entered into with a single counterparty in the years 1997 through 2002 relating to the Company’s property and casualty insurance operations that were sold in 2003. The Company accounts for these property and casualty contracts as reinsurance. However, if as a result of these examinations deposit accounting rather than reinsurance accounting were required to be applied to these property and casualty contracts, there would be no impact on the consolidated financial statements of the company for any interim or annual period subsequent to December 31, 2002 and consolidated income (loss) from continuing operations before extraordinary gain on acquisition and cumulative effect of accounting change would be decreased by approximately $25 million in 2002 and $49 million in 2001. See “Legal Proceedings.”

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